Exhibit 10(jj)

THE FIRST NATIONAL BANK OF BOSTON

DIRECTORS’ DEFERRED COMPENSATION PLAN

1.	Purpose and Effective Date.

The purpose of this Plan is to provide an arrangement whereby outside directors can elect to defer receipt of designated percentages or amounts of their retainers and committee fees. The Plan is effective March 1, 1988.

2.	Definitions.

(a) “Plan” means The First National Bank of Boston Directors’ Deferred Compensation Plan as set forth herein and as from time to time amended.

(b) “Committee” means the Compensation Committee of the Board of Directors of the Bank.

(c) “Bank” means The First National Bank of Boston.

(d) “Corporation” means Bank of Boston Corporation.

(e) “Outside Director” means a director of the Bank who is not an employee of the Corporation or any of its subsidiaries.

(f) “Participant” means an Outside Director who participates in the Plan.

(g) “Deferral Account” means the account described in Section 6.

(h) “Declared Rate” means, with respect to 1988, 10.61%, and with respect to subsequent calendar years the one-hundred-twenty (120)-month-rolling average rate of ten-year United States Treasury Notes or such other rate as may be prescribed from time to time by the Committee. For any calendar year the one-hundred-twenty (120)-month-rolling average rate will be determined by the Committee as of the preceding month of December and will be the average of the rates in effect for each of the one hundred twenty (120) months ending with that December.

(i) “Code” means the Internal Revenue Code of 1986 as amended from time to time.

(j) “Change of Control” means the occurrence of any of the following events:

(i) a Bank Holding Company Act Control Acquisition,

(ii) a Twenty Percent Stock Acquisition,

(iii) an Unusual Board Change, or

(iv) a Securities Law Change of Control, unless, in the case of an event specified in item (i), (ii) or (iii), a majority of the Continuing Directors shall determine, not later than 10 days after the Corporation knows or can reasonably be expected to know of the event, that the event shall not constitute a Change of Control for purposes of this Plan. A majority of the Continuing Directors may at any time prior to the expiration of such 10-day period (or prior to the expiration of any extension of such period pursuant to this sentence) extend such period or impose such time and other limitations on their determination as they may consider appropriate, and at any time may revoke their determination made in accordance with the preceding sentence that an event did not constitute a Change of Control for purposes of this Plan. A determination by a majority of the Continuing Directors that an event did not constitute a Change of Control under item (i), (ii) or (iii) shall not be deemed to apply to any other event, however closely related.

(k) “Bank Holding Company Act Control Acquisition” means an acquisition of control of the Corporation as defined in Section 2(a)(2) of the Bank Holding Company Act of 1956, or any similar successor provision, as in effect at the time of the acquisition.

(l) “Continuing Director” means any director of the Corporation (i) who has continuously been a member of the Board of Directors of the Corporation since not later than December 31, 1987, or (ii) who is a successor of a Continuing Director as defined in (i) if such successor (and any intervening successor) shall have been recommended or elected to succeed a Continuing Director by a majority of the then Continuing Directors.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

(n) “Securities Law Change of Control” means a change in control of the Corporation of a nature that would be required to be reported in response to item 1(a) of Current Report on Form 8-K or item 6(e) of Schedule 14A of Regulation 14A or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not the Corporation is then subject to such reporting requirement.

(o) A “Twenty Percent Stock Acquisition” occurs when a “person” (other than the Corporation, any subsidiary of the Corporation, any employee benefit plan of the Corporation or of any subsidiary of the Corporation, or any “person” organized, appointed or established by the Corporation for or pursuant to any such plan), alone or together with its “affiliates” and its “associates,” becomes the “beneficial owner” of 20% or more of the common stock of the Corporation then outstanding. The terms “person,” “affiliate,” “associate” and “beneficial owner” have the meanings given to them in Section 2 of the Exchange Act and Rules 12b-2, 13d-3 and 13d-5 under the Exchange Act, or any similar successor provision or rule, as in effect at the time when the “person” becomes such a “beneficial owner.” The term “person” includes a group referred to in Rule 13d-5 under the Exchange Act, or any similar successor rule, as in effect when the group becomes such a “beneficial owner.”

(p) An “Unusual Board Change” occurs when Continuing Directors constitute two-thirds or less of the membership of the Board of Directors of the Corporation, whether as the result of a merger, consolidation, sale of assets or other reorganization, a proxy contest, or for any other reason or reasons.

3.	Eligibility.

An Outside Director shall be eligible to participate in the Plan provided he or she completes such forms as the Committee may require.

4.	Elective Deferrals.

A Participant may elect to defer all or any portion of his or her retainer or other fees otherwise payable in or for a calendar year, subject to such minimum deferral amounts as the Committee may prescribe prior to the start of such calendar year.

5.	Deferral Elections.

A Participant’s election of deferral under Section 4 shall be in the form prescribed by the Committee. The election of deferral must be filed prior to the first day of the calendar year for which the retainer or other fee is earned. Each election shall specify the percentage or amount of the Participant’s retainer or other fee to be credited to his or her Deferral Account instead of being paid currently to the Participant, and the form and timing of the distributions in respect of such deferral. Each election shall be binding with respect to the retainer and other fees for such period (not less than one year) as the Committee shall specify (the “Deferral Period”) and shall be irrevocable after January 1 of the calendar year to which it applies, or in the case of a Deferral Period of more than one year, January 1 of the first calendar year to which it applies.

6.	Deferral Account.

The Bank shall maintain one or more Deferral Accounts on behalf of each Participant as follows:

(a) Opening Balance. If the Participant has deferred retainers or fees prior to January 1, 1988 pursuant to one or more agreements with the Bank and, prior to March 1, 1988, has agreed to the transfer of some or all of the credit balances under such agreements to this Plan, the Bank shall credit to a Deferral Account for the Participant such transferred balances, determined as of February 29, 1988 under the terms of such prior agreements.

(b) Deferrals. Where applicable, the Bank shall credit to a separate Deferral Account for the Participant such amounts of retainer or other fees, deferred by the Participant prior to January 1, 1988 for the period March 1, 1988 through December 31, 1988, as the Participant has chosen to be credited under this Plan. On and after January 1, 1989, for each deferral election made by the Participant, the Bank shall credit to a Deferral Account for the Participant the amounts of retainer or other fees, as applicable, which the Participant has elected to defer. In each case credits shall be made as of the dates the retainer or other fees would have been payable if not deferred.

(c) Interest. Subject to Section 12 and the remaining provisions of this paragraph, at the end of each month the Bank shall credit to each of the Participant’s Deferral Accounts an amount equal to the amount in such Deferral Account as of the end of the immediately preceding calendar month (without regard to interest credited pursuant to this sentence for the current calendar year) times one-twelfth of the lesser of (i) 65% of the Declared Rate or (ii) six percent. The interest credits shall be compounded annually. If the Participant should cease to be a member of the Board of Directors after the Participant has become or has been requested to become an Honorary Director and during or after the last year of the most recent Deferral Period for which the Participant has made an election, or should cease to be a member of the Board of Directors following a Change of Control, or if the Participant should die while still an Outside Director, the interest credited to the Participant’s Deferral Accounts for all years (and fractional years expressed in days) of his or her participation in the Plan shall be recalculated in the manner described in the first sentence of this paragraph at 130% times the Declared Rate for each such year. Interest shall continue to be credited pursuant to this paragraph until the commencement of benefits.

7.	Form and Timing of Distributions.

(a) In General. Upon the Participant’s ceasing to be an Outside Director (including for purposes of this Section an Honorary Director) for reasons other than death, the Participant shall be entitled to receive the balance in each of his or her Deferral Accounts calculated as of the last day of the calendar quarter preceding the event that gives rise to the distribution. Each Deferral Account shall be payable as the Participant shall have specified in his or her election of deferral from among the forms prescribed by the Committee and, if payment is made other than in an immediate lump sum, shall be adjusted to reflect continued interest credits in such manner as the Committee shall prescribe. Payment shall be made or commence on the benefit commencement date elected by the Participant in his or her election of deferral. Notwithstanding the foregoing, however, except as provided in Sections 9 and 11 and paragraph (c) below, payment of any amounts credited to a Participant as an opening balance under Section 6(a) or credited to a Deferral Account under the first sentence of Section 6(b), plus interest credited thereon pursuant to Section 6(c), shall be made in the form specified by the Participant’s agreements existing prior to 1988.

(b) Death. If the Participant dies prior to the commencement of payment of his or her Deferral Accounts as described in Section 7(a), the Participant’s designated beneficiary or beneficiaries shall be entitled to receive a benefit payable in the form and at the time elected by the Participant in his or her election of deferral. The amount used to calculate the beneficiary’s benefit will be the balances in the Participant’s Deferral Accounts as of the date of death, including interest recalculated in the manner described in Section 6(c) at 130% of the Declared Rate for each year (and fractional years expressed in days) of his or her participation in the Plan, plus any deferrals of retainer or other fees which the Participant had elected to make but did not complete because of his or her death, adjusted, if payment is made in a form other than an immediate lump sum, to reflect continued interest credits during the pay out period in such manner as the Committee shall prescribe. For purposes of the preceding sentence, it will be assumed that the Participant would have continued to receive the same retainer and other fees for each year remaining in the Deferral Period as he or she received for the year of death. If the Participant dies after payment of his or her Deferral Accounts has commenced but prior to the exhaustion of any such Account, payment of the remaining balance of such Account shall continue to the Participant’s designated beneficiary or beneficiaries in the form selected by the Participant.

(c) Change of Control. Upon a Participant’s ceasing to be an Outside Director (for reasons other than death) following a Change of Control, benefits in respect of the participant shall be paid in accordance with paragraph (a) above as though the Participant had been requested to become an Honorary Director and had subsequently resigned. Notwithstanding the foregoing, the Committee by action taken prior to the Change of Control may provide for the acceleration of any benefits payable following the Change of Control for Participants described in the preceding sentence, including without limitation benefits payable in respect of amounts credited as an opening balance under Section 6(a) or credited to a Deferral Account under the first sentence of Section 6(b), plus interest thereon.

8.	Administration of the Plan.

The Committee shall oversee the administration of the Plan by the Bank’s Human Resources Department. The Committee shall have the exclusive power to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant. The Committee shall exercise its discretion under the Plan in such manner as it determines appropriate and may, in its discretion, waive the application of any rule to any Participant. The Committee shall have no responsibility to exercise its discretion in a uniform manner among similarly situated Participants, and no decision with respect to any Participant shall give any other Participant the right to have the same decision applied to him or her.

9.	Nature of Claim for Payments.

Except as herein provided the Bank shall not be required to set aside or segregate any assets of any kind to meet any of its obligations hereunder, and all obligations of the Bank hereunder shall be reflected by book entries only. The Participant shall have no rights on account of this Plan in or to any specific assets of the Bank. Any rights that the Participant may have on account of this Plan shall be those of a general, unsecured creditor of the Bank.

The Bank may establish a trust of which the Bank is treated as the owner under Subpart E of Subchapter J, Chapter 1 of the Code (a “grantor trust”), and may from time to time deposit funds in such trust to facilitate payment of the benefits provided under the Plan. In the event the Bank establishes such a grantor trust with respect to the Plan and, at the time of a Change of Control, such trust (i) has not been terminated or revoked and (ii) is not “fully funded” (as hereinafter defined), the Bank shall within ten days of such Change of Control, or if a majority of the Continuing Directors has determined pursuant to Section 2(j) above that an event does not constitute a Change of Control and subsequently revokes such determination, within ten days of such revocation, deposit in such grantor trust assets sufficient to cause the trust to be “fully funded” as of the date of the deposit. For purposes of this paragraph, the grantor trust shall be deemed “fully funded” as of any date if, as of that date, the fair market value of the assets held in trust with respect to this Plan is not less than the aggregate present value as of that date of (1) all benefits then in pay status under the Plan (including benefits not yet commenced but in respect of Participants who have retired, died or resigned under circumstances entitling them to such benefits hereunder) plus (2) all benefits that would be payable under the Plan if all other Participants were deemed to have retired or resigned (other than by reason of death) under circumstances entitling them to benefits on that date. In applying the preceding sentence, the Bank shall apply such interest, mortality or other assumptions as shall have been specified by the Board of Directors prior to the Change of Control. If, prior to the Change of Control, the Bank has deposited in such grantor trust amounts estimated to be sufficient to cause the trust to be “fully funded,” the Bank shall be under no obligation following the Change of Control to deposit additional amounts in trust. If the Board of Directors has not specified the assumptions to be used in funding the grantor trust (and amounts estimated to be sufficient to cause the trust to be “fully funded” have not been deposited), then for purposes of the funding obligations under this paragraph the Bank shall

(A)	determine the value of each Deferral Account using the interest rate assumption that would apply under Section 6(c) if the Participant were deemed to have retired or resigned immediately following the Change of Control, or that actually applies under Section 6(c) or Section 7(b) in respect of benefits in pay status or for Participants who have already retired, died or resigned but whose benefits have not yet commenced;

(B)	determine the benefits that would be payable in the future in respect of each such Deferral Account; and

(C)	determine the present value of such benefits by applying (i) as an interest assumption, the Bank’s base rate in effect on the date of the Change of Control, and (ii) as a mortality assumption (to the extent applicable), the mortality assumptions used in determining actuarial equivalency among annuity benefits under the Bank’s defined benefit Retirement Plan as in effect immediately prior to the Change of Control, or if no such plan is then in effect, the mortality assumptions used as of such date by the Pension Benefit Guaranty Corporation in determining the present value of benefits upon plan termination.

In the event a grantor trust is established and, following a Change of Control, the trustee of such trust determines, based on a change in the federal tax or revenue laws, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the

Secretary of the Treasury, a decision by a court of competent -jurisdiction involving a Participant or a beneficiary, or a closing agreement made under section 7121 of the Code that is approved by the Internal Revenue Service and involves a Participant or a beneficiary, that amounts held by the grantor trust with respect to the Plan would by reason of the existence of such trust be includible in the income of Participants or their beneficiaries (or any of them) prior to distribution,. the Deferral Accounts of the affected Participants and beneficiaries, to the extent of the assets held in such trust, shall become payable in the form of lump-sum distributions. In such event, the interest credited to the Deferral Accounts of the Participants shall be recalculated in the manner described in Section 6(c) at 130% of the Declared Rate for each year (and fractional years expressed in days) of the Participant’s participation in the Plan.

10.	Rights Are Non-Assignable.

Neither the Participant nor any beneficiary nor any other person shall have any right to assign or otherwise alienate the right to receive payments hereunder, in whole or in part, which payments are expressly agreed to be non-assignable and non-transferable, whether voluntarily or involuntarily.

11.	Termination; Amendment.

The Plan shall continue in effect until terminated by action of the Board of Directors of the Bank. Upon termination of the Plan, no deferral of retainer or other fees thereafter paid to a Participant shall be made and no individual not a Participant as of the date of termination shall become a Participant thereafter. If, at the time of termination, there is any Participant or beneficiary of a Participant who is or will be entitled to a payment hereunder, the Committee shall elect either (a) to make payments to such Participants or beneficiaries in the normal course as if the Plan had continued in effect, or (b) to pay to such Participants or beneficiaries the balance in the Participant’s Deferral Accounts in single lump-sum payments. For purposes of calculating the lump-sum payment referred to in the preceding sentence, the interest credited to the Deferral Accounts of any Participant who had not died, retired or resigned prior to the termination of the Plan shall be recalculated in the manner described in Section 6(c) at 130% of the Declared Rate for each year (and fractional years expressed in days) of his or her participation in the Plan.

The Committee may at any time and from time to time amend the Plan in any manner; provided that, subject to Section 12, no such amendment shall reduce the amounts previously credited to the Deferral Account of any Participant, including interest calculated pursuant to Section 6(c), for periods prior to the date of such amendment, or change the time or form of payment hereunder; and provided, further, that no amendment shall eliminate or reduce the Bank’s obligation to deposit assets in the grantor trust as described in Section 9 in the event of a Change of Control.

12.	Change in or Interpretation of Law.

It is contemplated that the Bank in connection with its obligations under the Plan may invest in one or more insurance contracts on the lives of Participants or may otherwise invest its assets in a manner calculated to provide an after-tax yield sufficient to meet its obligations hereunder. In the event of any change in the federal income tax law or regulations which the Committee, in its judgment, determines will increase the after-tax cost of the Plan to the Bank or will reduce the after-tax yield from any such contracts or other investments, the Committee reserves the right, in its discretion, to reduce the Declared Rate appropriately to reflect the Bank’s increased cost, including, if the Committee deems it necessary, on a retroactive basis.

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FIRST AMENDMENT TO THE

THE FIRST NATIONAL BANK OF BOSTON

DIRECTORS’ DEFERRED COMPENSATION PLAN

The First National Bank of Boston Directors’ Deferred Compensation Plan is hereby amended effective March 28, 1991 as follows:

1)	The second sentence of Section 6(c) is hereby amended to read as follows: “If the Participant should cease to be a member of the Board of Directors after the Participant has served continuously for 60 (sixty) months as a Director of The First National Bank of Boston, or should cease to be a member of the Board of Directors following a Change of Control, or if the Participant should die while still an Outside Director, the interest credited to the Participant’s Deferral Accounts for all years (and fractional years expressed in days) of his or her participation in the Plan shall be recalculated in the manner described in the first sentence of this paragraph at 130% times the Declared Rate for each such year.”

2)	The language “(including for purposes of this Section an Honorary Director)” is hereby deleted from the first sentence of Section 7(a).

3)	The third sentence of Section 7(a) is hereby amended to read as follows: “Payment shall be made or commence on the benefit commencement dated elected by the Participant on his or her election of deferral except that such date shall in no event be earlier than the date on which the Participant attains age 55.”

4)	The first sentence of Section 7(c) is hereby amended to read as follows: “Upon a Participant’s ceasing to be an Outside Director (for reasons other than death) following a Change of Control, benefits in respect of the Participant shall be paid in accordance with paragraph (a) above as though the Participant had served continuously for 60 (sixty) months as a Director of The First National Bank of Boston, attained age 55 and subsequently resigned.”

Second Amendment

To The BankBoston, N.A. Directors’

Deferred Compensation Plan

The BankBoston, NA. Directors’ Deferred Compensation Plan (formally The First National Bank of Boston Directors’ Deferred Compensation Plan) is hereby amended as follows:

1.	Section 2(a) is hereby restated in its entirety as follows:

(a)	“Plan” means the BankBoston, N.A. Directors’ Deferred Compensation Plan as set forth herein and as from time to time amended.

2.	Section 2(c) is hereby restated in its entirety as follows:

(c)	“Bank” means BankBoston, N.A.

3.	Section 2(d) is hereby restated in its entirety as follows:

(d)	“Corporation” means BankBoston Corporation.

4.	Sections 2(j), 2(k), 2(1), 2(n), 2(o) and 2(p) are hereby deleted in their entirety and Section 2(j) is replaced with the following:

(j)	“Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(I)	There is an acquisition of control of the Corporation as defined in Section 2(a)(2) of the Bank Holding Corporation Act of 1956, or any similar successor provision, as in effect at the time of the acquisition; or

(II)	Continuing Directors constitute two-thirds or less of the membership of the Board, whether as the result of a proxy contest or for any other reason or reasons; or

(III)	Any Person is or becomes the beneficial owner (as that term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation’s then outstanding voting securities; or

(IV)

There is consummated a merger or consolidation (or similar transaction) of the Corporation or any direct or indirect subsidiary of the Corporation with any other corporation, other than (i) a merger or consolidation (or similar transaction) which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) directly or indirectly sixty percent (60%) or more of the combined voting power of the voting securities (entitled to vote generally for the election of directors) of the Corporation or such surviving or parent entity outstanding immediately after such merger or consolidation and which would result in those persons who are Continuing Directors immediately prior to such merger or consolidation constituting more than two-thirds (2/3) of the membership of the Board or the board of such surviving or parent entity immediately after, or subsequently at any time as contemplated by or as a result of, such merger or consolidation (or similar transaction) or (ii) a merger or consolidation effected to implement a recapitalization or restructuring of the Corporation or any of its subsidiaries (or similar transaction) in which no Person acquired twenty-five percent (25%) or more the combined voting power of the Corporation’s then outstanding securities; or

(V)	The stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets (or any transaction having a similar effect), other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity in which the holders of the voting securities (entitled to vote generally for the election of directors) of the Corporation immediately prior to such sale of disposition continue to own proportionally and beneficially directly or indirectly sixty percent (60%) or more of the combined voting power of the voting securities (entitled to vote generally for the election of directors) of such entity outstanding immediately after such sale or disposition and which would result in those persons who are Continuing Directors immediately prior to such sale or disposition constituting more than two-thirds (2/3) of the membership of the Board or the board of such entity immediately after, or subsequently at any time as contemplated by or as a result of such sale or disposition.

“Board” shall mean the Board of Directors of the Corporation.

“Corporation” shall mean BankBoston Corporation and (except in determining whether or not any Change in Control of the Corporation has occurred in connection with such succession) any successor to its business and/or assets which assumes or agrees to continue this Plan, by operation of law or otherwise.

“Continuing Director” shall mean any director (i) who has continuously been a member of the Board of Directors of the Corporation since not later than the date (1) the Corporation

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enters into any agreement, the consummation of which would result in the occurrence of a Change in Control, (2) the Corporation or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control, or (3) any Person becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act, as amended), directly or indirectly, of securities of the Corporation representing fifteen percent (15%) or more of the combined voting power of the Corporation’s then outstanding securities (entitled to vote generally for the election of directors), or (ii) who is a successor of a director described in clause (i), if such successor (and any intervening successor) shall have recommended or elected to succeed a Continuing Director by a majority of the then Continuing Directors.

“Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) .the Corporation or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to a registered offering of such securities in accordance with an agreement with the Corporation, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportion as their ownership of stock of the Corporation.

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